Exhibit 99.1

             Astea Reports Profitable Third Quarter 2004 Results;
        Year to Date Revenues Already Surpass Full Year 2003 Revenues

    HORSHAM, Pa., Nov. 15 /PRNewswire-FirstCall/ -- Astea International Inc. (Nasdaq: ATEA), a global provider of service management solutions, today released financial results for the third quarter of 2004.
    For the quarter ended September 30, 2004, Astea reported revenues of $4 million compared to revenues of $2.8 million for the quarter ended September 30, 2003, a 41% increase. Net profit for the quarter was $155,000 or $.05 per diluted share, compared to a net loss of $1.5 million or $.54 per diluted share for the same period in 2003. Software license fee revenues were up by 235% to $1.2 million compared to $353,000 for the same period in 2003.
    In the nine months ended September 30, 2004, the company reported revenues of $14.3 million compared to revenues of $10 million for the same period in 2003, representing a 43% increase in net revenue. Net profit for the nine months ended was $1.9 million or $0.66 per diluted share compared to a net loss of $3.5 million or $1.21 per diluted share for the same period in 2003. Software license fee revenues were up by 237% to $5.7 million compared to $1.7 million for the same period in 2003.
    "This represents the third consecutive quarter of profitability for Astea," said Zack Bergreen, CEO and president of Astea International. "The company's performance reflects a significant increase in revenue while at the same time maintaining a sharp focus on cost containment. Our revenue in the first nine months has already exceeded all of 2003. In addition, we just held our annual user conference last month and the momentum for our latest version of Astea Alliance on the Microsoft .NET platform continues to grow. Service organizations are investing in technology not only to take advantage of web services, but to strategically grow the business with proactive solutions for mobility, analytics, service parts and workforce optimization."

    THIRD QUARTER HIGHLIGHTS
    -- Attained several significant new license deals including Scales Systems
       (US), a Mettler Toledo Premiere Distributor; Smith's Detection (US), a leader in security and detection devices; AllTech Medical Engineering
       (Asia); and add-ons at Samsung (Europe).
    -- We continued to support implementation roll-outs, currently over 27 world-wide.
    -- Released Japanese and French language versions of Astea Alliance on
       Microsoft .NET, and continued development on additional language versions.

    Astea will host a conference call that will be broadcast live over the Internet on Monday, November 15 at 11:00 AM EST to discuss the Company's third quarter financial results. Investors can access the call from the Company's Web site at http://www.astea.com/ab_investors.asp. For those who cannot listen to the live broadcast, a replay will be available two hours after the call and will remain available for thirty days.

    About Astea International
    Astea is a global provider of service management software that addresses the unique needs of companies who manage capital equipment, mission critical assets and human capital. Astea Alliance supports the complete service lifecycle, from lead generation and project quotation to service and billing through asset retirement. It integrates and optimizes critical business processes for Contact Center, Field Service, Depot Repair, Logistics, Professional Services, and Sales & Marketing. Astea extends its applications with portal, analytics and mobile solutions. Astea Alliance provides service organizations with technology-enabled business solutions that improve profitability, stabilize cash-flows and reduce operational costs through automating and integrating key service, sales and marketing processes. Since its inception in 1979, Astea has licensed applications to companies in a wide range of sectors including information technology, telecommunications, instruments and controls, business systems, and medical devices.

    Astea and Astea Alliance are trademarks of Astea International Inc. All other company and product names contained herein are trademarks of the respective holders.

    This press release contains forward-looking statements (including expectations of future results) that are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could materially affect future results. Among these risk factors are possibilities that the companies mentioned in this press release may not purchase licenses for Astea Alliance, the continuing acceptance of Astea's products, general competitive pressures in the marketplace, and continued overall growth in the customer relationship management solutions industry. Further information regarding these as well as other key risk factors and meaningful cautionary statements that could affect the Company's financial results are included at length in the Company's Form 10-K for the fiscal year ended December 31, 2003, filed with the Securities and Exchange Commission.

SOURCE  Astea International Inc.
    -0-                             11/15/2004
    /CONTACT: George Rapp, Astea International, Inc., +1-215-682-2500, grapp@astea.com/
    /Web site:  http://www.astea.com /
    (ATEA)

CO:  Astea International Inc.
ST:  Pennsylvania
IN:  CPR STW OTC
SU:  ERN CCA MAV